CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of RBC Funds Trust of our reports dated November 21, 2019, relating to the financial statements and financial highlights, which appear in Access Capital Community Investment Fund’s, RBC Impact Bond Fund’s, RBC BlueBay Emerging Market Debt Fund’s, RBC BlueBay High Yield Bond Fund’s, RBC BlueBay Global Bond Fund’s, RBC SMID Cap Growth Fund’s, RBC Enterprise Fund’s, RBC Small Cap Core Fund’s, RBC Microcap Value Fund’s, RBC Small Cap Value Fund’s, and U.S. Government Money Market Fund’s Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, MN

January 28, 2020